SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement ("Agreement") dated and effective as of August 26, 2015, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Sub-Administrator"), and Atlantic Fund Services, a Delaware limited liability company (the "Administrator").

WHEREAS, Forum Funds (the "Trust") is an open-end management investment company currently comprised of multiple series, including the series set forth on Schedule A, as may be amended from time to time (each such scheduled series, a "Fund" and collectively, the "Funds"), and is registered with the U.S. Securities and Exchange Commission ("SEC") by means of a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust has retained the Administrator to furnish certain administrative services to the Funds; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund(s), and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Sub-Administrator

The Administrator hereby appoints the Sub-Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

The Funds currently consist of the series and their respective classes of shares as listed in Schedule A to this Agreement with respect to which the Administrator wishes to retain the Sub-Administrator to act as administrator hereunder. In the event that the Trust establishes one or more additional Fund(s) with respect to which the Administrator wishes to retain the Sub-Administrator to act as administrator hereunder, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund(s), except to the extent that such provisions (including those relating to compensation and expenses payable by the Administrator) may be modified with respect to such Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of such Fund

2. Delivery of Documents

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Trust and/or the Administrator and all future amendments and supplements, if any:

a. The Trust's Trust Instrument and By-laws ("Governing Documents");

b. The Trust's currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information ("SAI") relating to the Fund(s) and all amendments and supplements thereto as currently in effect;

c. Copies of the resolutions of the Board of Directors of the Administrator (the "Board") certified by the Administrator's Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d. A copy of the relevant portions of the Services Agreement between the Trust and the Administrator (the "Administration Agreement") and any other relevant service agreements between the Trust and the Administrator; and

e. Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. Representations and Warranties of the Sub-Administrator

The Sub-Administrator represents and warrants to the Administrator that:

a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b. It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d. No legal or administrative proceedings have been instituted or, to the knowledge of the Sub-Administrator, threatened which would materially impair the Sub-Administrator's ability to perform its duties and obligations under this Agreement; and

e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4. Representations and Warranties of the Administrator

The Administrator represents and warrants to the Sub-Administrator that:

a. It is a limited liability company, duly organized, existing and in good standing under the laws of the State of Delaware;

b. It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c. All requisite limited liability company proceedings have been taken to authorize it to enter into and perform this Agreement;

d. No legal or administrative proceedings have been instituted or, to the knowledge of the Administrator, threatened which would materially impair the Administrator's ability to perform its duties and obligations under this Agreement;

e. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f. Reserved.

g. With respect to the Trust:

(1) The Trust is a business trust duly organized, existing and in good standing under the laws of the State of Delaware;

(2) The Trust is an investment company properly registered under the 1940 Act;

(3) The registration statement under the 1933 Act and 1940 Act has been filed with respect to the Trust and is effective and will remain in effect during the term of this Agreement;

(4) As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5) As of the close of business on the date of this Agreement, each Fund is authorized to issue shares of beneficial interest.

5. Sub-Administration Services

The Sub-Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Administrator or the Trust and, in each case where appropriate, the review and comment by the Administrator's or the Trust's independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator's reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. Compensation of Sub-Administrator; Expense Reimbursement; Trust Expenses

The Sub-Administrator shall be compensated for its services and expenses under this Agreement out of the compensation received by it under the fee schedule with Absolute Investment Advisers (the "Investment Adviser").

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator's or Trust's behalf or at the Administrator's or Trust's request or with the Administrator's or Trust's consent.

The Administrator acknowledges and agrees that the Administrator and/or the Trust, as the case may be, will bear all expenses that are incurred in the operation of the Trust and not specifically assumed by the Sub-Administrator. The Sub-Administrator shall provide at its own expense the office facilities and the personnel determined by it to perform the services contemplated herein.

7. Instructions and Advice

At any time, the Sub-Administrator may apply to any officer of the Administrator or the Trust or his or her designee for instructions or approval to seek instructions from the independent accountants for the Administrator or Trust, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator: shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Administrator or the Trust) on all matters; shall be without liability for any action reasonably taken or omitted in good faith in accordance with such advice. The Sub-Administrator shall not be liable and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Trust. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. Limitation of Liability and Indemnification

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any error of judgment or mistake of law or for any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator's duties hereunder in reliance upon records that were maintained for the Administrator or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator's appointment as Sub-Administrator for the Administrator. The Sub-Administrator shall have no liability for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the gross negligence or willful misconduct of the Sub-Administrator, its Affiliates, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator's cumulative liability for each calendar year (a "Liability Period") with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable from the Funds during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator. "Compensation Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator's liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2016 and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Trust or upon reasonable reliance on information or records given or made by the Administrator or the Trust or the Investment Adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9. Confidentiality

All information provided under this agreement by a party (the "Disclosing Party") to the other party (the "Receiving Party") regarding the Disclosing Party's business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party's other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) when disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) when disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10. RESERVED

11. Compliance with Governmental Rules and Regulations; Records

The Administrator acknowledges that the Administrator and Trust assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with an investigation, examination or inspection of the Administrator or Trust (but not the Sub-Administrator) by state or federal regulatory agencies, to produce the records of the Administrator or Trust or the Sub-Administrator's personnel as witnesses or deponents, the Administrator agrees to pay the Sub-Administrator for the Sub-Administrator's time and expenses, as well as mutually agreed upon fees and expenses of the Sub-Administrator's counsel, if any, incurred in such production.

12. Services Not Exclusive

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Trust from time to time, have no authority to act or represent the Administrator or the Trust in any way or otherwise be deemed an agent of the Administrator or the Trust.

13. Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending August 25, 2016 (the "Initial Term"). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a "Renewal Term") unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party's material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days' written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (iii) with respect to the applicable Fund(s), in the event of the termination of the Administration Agreement with respect to any of the Fund(s). Except upon termination of this Agreement by the Administrator, Trust or any Fund for material breach by the Sub-Administrator, the Administrator shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements.

In the event of: (i) the Administrator's termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to the Trust or such Fund) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust's or such Fund's assets as a result of the Board's determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust's or Fund's assets to another entity, in each of (b) and (c) where the Sub-Administrator is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially similar terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14. Employment of Others

The Sub-Administrator may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Sub-Administrator, as the Sub-Administrator may deem desirable to assist it in performing it duties under this Agreement without the consent of the Administrator; provided, however that the compensation of such person or persons shall be paid by the Sub-Administrator and the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

15. Interpretive and Additional Provisions

In connection with the operation of the Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additions provisions shall contravene any applicable laws or regulations or any provision of the Trust's Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16. Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services)
Three Canal Plaza, Suite 600
Portland, ME 04101
Attn: Legal Dept.
Telephone: (207) 347-2000
Facsimile: (207) 347-2100

If to the Sub-Administrator:

State Street Bank and Trust Company
1 Iron Street
Boston, MA 02110
Attention: Shawn Alarie, Senior Vice President
Telephone: 617-662-4145

with a copy to:

State Street Bank and Trust Company
Legal Division - Global Services Americas
One Lincoln Street
Boston, MA 02110
Attention: Senior Vice President and Senior Managing Counsel

17. Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18. Assignment

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator or Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with it.

19. Successors

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

20. Data Protection

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust's shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, "personal information" shall mean (i) an individual's name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver's license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person's account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual's account. Notwithstanding the foregoing "personal information" shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21. Entire Agreement

The Entire Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22. Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23. Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24. Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25. Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed in portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ATLANTIC FUND ADMINISTRATION, LLC (d/b/a ATLANTIC FUND SERVICES)

By: /s/ Stacey E. Hong

Name: Stacey E. Hong

Title: President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Gunjan Kedia

Name: Gunjan Kedia

Title: Executive Vice President

Sub-Administration Agreement

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A
Listing of Fund(s)

Absolute Strategies Fund

Absolute Credit Opportunities Fund

Absolute Capital Opportunities Fund

A-1

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I. Treasury Services as described in Schedule B1 attached hereto;

Schedule B1

Treasury Services

a. Provide periodic testing of the Fund(s) with respect to compliance with Section 18 of the 1940 Act.

B5-1